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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                         FOR ADDITIONAL INFORMATION
                                                      WILLIAM LONG (205)870-0588

                  ENVIROQ ANNOUNCES APPROVAL OF AGREEMENT FOR
               REORGANIZATION AND MERGER WITH INSTITUTIONAL ASSET
                        MANAGEMENT AND CAPITAL RESEARCH

BIRMINGHAM, ALABAMA April 23, 1998 -- ENVIROQ CORPORATION ("Enviroq") (OTC Bulletin Board: (ENVQ) announced today its board of directors has approved entering into an Agreement and Plan of Reorganization by which Enviroq will merge with a subsidiary of Intrepid Capital Corporation ("Intrepid"), a newly-formed corporation. The merger would be consummated through a transaction in which Enviroq stockholders would receive shares of Intrepid common stock, as well as cash. Simultaneously with the Enviroq-Intrepid merger, Institutional Asset Management, Inc. ("IAM") and Capital Research Corporation ("CRC") will also merge with newly-formed subsidiaries of Intrepid. As a result of the transaction, Enviroq, IAM, and CRC will become wholly-owned subsidiaries of Intrepid.

The shares of Intrepid common stock issued in the mergers will be registered securities under the Securities Exchange Act of 1934, as amended. It is anticipated that the common stock of Intrepid will be traded in the over-the-counter markets. As a result of the merger transaction, Enviroq stockholders will receive $2,250,000 in cash and 1,009,377 shares of Intrepid common stock. This would result in Enviroq stockholders receiving approximately $2.23 and one share of Intrepid common stock for each issued and outstanding share of Enviroq stock. The stockholders of IAM and CRC will receive approximately 1,206,149 shares of Intrepid common stock in exchange for all of the outstanding common stock of IAM and CRC. Completion of the mergers are subject to a number of conditions, including approval of Enviroq stockholders and other conditions.

IAM and CRC are privately-held corporations with principal offices in Jacksonville, Florida. IAM is an asset management company providing investment management to individuals, corporations and institutions. IAM is a registered investment adviser and has clients in several states in the southeast. Most of the revenue of IAM is earned from fees based on assets under management, a service IAM has provided since January, 1995. CRC was incorporated in July, 1972, is a registered broker/dealer, and is a member of the National Association of Securities Dealers. CRC conducts a general securities business primarily to registered investment advisors on a fully-disclosed basis through a clearing broker/dealer, which carries all accounts and prepares and maintains all books and records for CRC's customers.

The current President and chief executive officer of IAM and CRC, Forrest Travis, is expected to serve as President and chief executive officer of Intrepid. Enviroq President William J. Long is expected to serve as executive vice president of Intrepid, as well as interim principal financial officer. Mark Travis, currently chief investment officer of IAM will continue in that role as well as become president of IAM. All other employees of IAM, CRC and Enviroq are expected to remain in their current positions. Several of the current Enviroq directors and Forrest Travis and Mark Travis are expected to serve as directors of Intrepid.